UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 22, 2018

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)
(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On January 22, 2018, registrant issued a press release entitled “Halliburton Announces Fourth Quarter 2017 Results."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FOURTH QUARTER 2017 RESULTS

•	Reported loss from continuing operations of $0.92 per diluted share, reflecting charges related to U.S. tax reform and Venezuela receivables

•	Adjusted income from continuing operations of $0.53 per diluted share

HOUSTON - January 22, 2018 - Halliburton Company (NYSE:HAL) announced today a loss from continuing operations of $805 million, or $0.92 per diluted share, for the fourth quarter of 2017. Adjusted income from continuing operations for the fourth quarter of 2017, excluding charges related to United States tax reform and Venezuela receivables, was $462 million, or $0.53 per diluted share. This compares to income from continuing operations for the third quarter of 2017 of $365 million, or $0.42 per diluted share. Halliburton's total revenue in the fourth quarter of 2017 was $5.9 billion, a 9% increase from revenue of $5.4 billion in the third quarter of 2017. Reported operating income was $379 million during the fourth quarter of 2017, compared to operating income of $634 million in the third quarter of 2017. Excluding special items, adjusted operating income for the fourth quarter of 2017 was $764 million.

Total revenue for the full year of 2017 was $20.6 billion, an increase of $4.7 billion, or 30%, from 2016. Reported operating income for 2017 was $1.4 billion, compared to a reported operating loss of $6.8 billion for 2016. Excluding special items, adjusted operating income for 2017 was $2.0 billion, a three-fold improvement from adjusted operating income of $690 million for 2016.

“Outstanding execution resulted in an excellent fourth quarter and we are well positioned to take advantage of opportunities presented by a growing North America market and improving international outlook. I continue to believe we are on the path to normalized margins in North America in 2018,” remarked Jeff Miller, President and CEO.

“2017 was a dynamic year for the oil and gas sector that marked another step on the road to recovery for our industry. I am pleased with the way our team executed on our value proposition, maintained strong service quality, and generated superior results and industry leading returns.

“Our Drilling and Evaluation division delivered an impressive performance over the second half of 2017, achieving nearly 50% incrementals in the fourth quarter. These results demonstrate the strength and diversity of our portfolio.

“Our Completion and Production division revenue grew 8% sequentially, outperforming the change in average United States land rig count. The North America completions market is tight, and demand for our completions equipment and our service quality remains strong.

“I am optimistic about what I see in 2018. Commodity prices are supportive of increasing activity in North America and I am encouraged by the increase in tender activity and the positive discussions we are having with our international customers,” concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the fourth quarter of 2017 was $3.8 billion, an increase of $267 million, or 8%, from the third quarter of 2017, while operating income was $552 million, a sequential increase of $27 million, or 5%. In the United States land sector, higher pressure pumping activity and pricing led to increased revenue while higher costs and seasonality hindered profitability. Additionally, results improved due to year-end completion tool sales in the Gulf of Mexico, higher software sales in Latin America and increased stimulation activity in the Eastern Hemisphere.

Drilling and Evaluation

Drilling and Evaluation revenue in the fourth quarter of 2017 was $2.1 billion, an increase of $229 million, or 12%, from the third quarter of 2017, while operating income was $291 million, an increase of $111 million, or 62%. These increases were primarily due to increased drilling activity in the Middle East and North America and higher software sales and services in Latin America.

Corporate and Other Events

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law, effective January 1, 2018. Halliburton recorded an aggregate $882 million of non-cash discrete tax charges in the fourth quarter of 2017, primarily as a result of preliminary tax provisions for the net impact of this tax law. Halliburton is continuing its analysis of tax reform impact on the company, and this provisional amount is subject to change.

Regarding Venezuela, Halliburton continues to experience delays in collecting payments on receivables from our primary customer. These delayed payments, combined with recent credit rating downgrades and deteriorating market condition in Venezuela, required Halliburton to record an aggregate charge of $385 million during the fourth quarter under GAAP. This charge represents a fair market value adjustment on its existing promissory note and a full reserve against other accounts receivables with this customer. Halliburton actively manages its strategic relationship with this customer and will continue to vigorously pursue collections as it does business going forward.

Geographic Regions

North America

North America revenue in the fourth quarter of 2017 was $3.4 billion, a 7% increase sequentially. This improvement was driven primarily by increased utilization and pricing throughout the United States land sector in the majority of Halliburton’s product service lines, primarily pressure pumping, as well as higher drilling activity and completion tool sales in the Gulf of Mexico.

International

International revenue in the fourth quarter of 2017 was $2.5 billion, an 11% increase sequentially, resulting primarily from increased activity across multiple product services lines in Latin America, and increases in drilling and stimulation activity in the Eastern Hemisphere.

Latin America revenue in the fourth quarter of 2017 was $615 million, a 16% increase sequentially, driven by increased drilling activity and higher software sales in Brazil, higher software sales in Mexico and increased stimulation activity in Argentina. These results were partially offset by reduced drilling activity in Venezuela.

Europe/Africa/CIS revenue in the fourth quarter of 2017 was $776 million, a 7% increase sequentially, primarily due to higher drilling activity in the North Sea, coupled with increased activity in Algeria and Egypt. These results were partially offset by a reduction in completion tool sales in Nigeria.

Middle East/Asia revenue in the fourth quarter of 2017 was $1.1 billion, a 12% increase sequentially, primarily resulting from increased drilling and stimulation activity in the Middle East and year-end sales in China.

Selective Technology & Highlights

•
Halliburton announced the release of Geometrix™ 4D Shaped Cutters, a line of four distinct geometric profiles to help improve cutting efficiency and increase control to reduce drilling costs. Halliburton now offers the largest portfolio of shaped cutters in the oil and gas industry.

•
Sperry Drilling announced the release of JetPulse™ high-speed telemetry service, which provides consistent, high-data rate transmission of drilling and formation evaluation measurements. This new telemetry system helps operators make faster decisions to optimize well placement and improve well control while increasing drilling efficiency. It provides the highest lost circulation material (LCM) tolerance of any high-speed telemetry system, helping the operator pump the required LCM concentration to cure mud losses without changing or plugging the bottom hole assembly. The system also reduced flat time in the drilling curve, maximizes rate of penetration and optimizes reservoir contact by combining new telemetry technology with measurement/logging-while-drilling (M/LWD) services.

•
In October 2017, Halliburton announced the release of Marine Sentry™ 3000, a rotating control device that provides a pressure control solution by creating a seal around the drill string and tool joints for safer containment of fluids during conventional or controlled pressure drilling operations. The device is mounted on a rig’s surface blowout preventer and monitors key functions to help reduce cost and environmental impact while improving overall well safety in pressure critical locations.

•
Halliburton announced the release of BaraShale™ Lite Fluid System, a high performance water-based fluid designed to maintain full salt saturation with reduced density, help prevent lost circulation and minimize waste disposal costs. Operators in formations containing salt layers and low fracture pressure face major challenges while drilling. BaraShale Lite fluid helps operators overcome these challenges using a proprietary additive that tightly combines the base fluid, which consists of brine to prevent salt washout, and oil to lighten the mud weight. Operators can mix the fluid quickly on-site instead of in large batches and reuse fluids for maximizing their operational efficiency. It also helps ensure proper zonal isolation to increase completion efficiency and prevent the loss of cement in the formation.

•
Halliburton announced the release of the Electromagnetic Pipe Xaminer® V (EPX™ V) service - the industry’s first technology allowing operators to pinpoint casing defects and metal corrosion in up to five tubular strings within the well. This innovative new service utilizes proprietary sensor technologies and customized processing algorithms to accurately identify potential well integrity issues and reduce the likelihood of production disruptions for operators. The EPX V complements Halliburton’s growing portfolio of corrosion inspection tools and other industry-leading well integrity diagnostic services, including the Acoustic Conformation Xaminer® (ACX™) service, which accurately identifies the location of wellbore leaks.

•
In November 2017, Halliburton announced that it worked with the Akwa Ibom state government to inaugurate and open Nigeria's first oil and gas training center fully-equipped with oilfield operations tools. The Akwa Ibom Oil and Gas Training and Research Center will provide courses in field development, drilling and completions engineering, well intervention solutions and digital technologies to local energy employees and students. Halliburton Landmark will provide the training curriculum, instructors, software, workstations and tools to be used in the classroom.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With over 50,000 employees, representing 140 nationalities in approximately 70 countries, the company helps its customers maximize value throughout the lifecycle of the reservoir - from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production throughout the life of the asset. Visit the company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, and YouTube.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the continuation or suspension of our stock repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas; potential catastrophic events related to our operations, and related indemnification and insurance matters; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; the impact of federal tax reform, compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls and sanctions, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; agreement with respect to and completion of potential acquisitions and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2016, Form 10-Q for the quarter ended September 30, 2017, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	December 31		September 30
	2017	2016	2017
Revenue:
Completion and Production	$3,804	$2,268	$3,537
Drilling and Evaluation	2,136	1,753	1,907
Total revenue	$5,940	$4,021	$5,444
Operating income:
Completion and Production	$552	$85	$525
Drilling and Evaluation	291	248	180
Corporate and other (a)	(79)	(111)	(71)
Impairments and other charges (b)	(385)	(169)	—
Total operating income	379	53	634
Interest expense, net	(115)	(137)	(115)
Other, net	(20)	(91)	(23)
Income (loss) from continuing operations before income taxes	244	(175)	496
Income tax (provision) benefit (c)	(1,050)	22	(135)
Income (loss) from continuing operations	(806)	(153)	361
Loss from discontinued operations, net	(19)	—	—
Net income (loss)	$(825)	$(153)	$361
Net loss attributable to noncontrolling interest	1	4	4
Net income (loss) attributable to company	$(824)	$(149)	$365
Amounts attributable to company shareholders:
Income (loss) from continuing operations	$(805)	$(149)	$365
Loss from discontinued operations, net	(19)	—	—
Net income (loss) attributable to company	$(824)	$(149)	$365
Basic income (loss) per share attributable to company shareholders:
Income (loss) from continuing operations	$(0.92)	$(0.17)	$0.42
Loss from discontinued operations, net	(0.02)	—	—
Net income (loss) per share	$(0.94)	$(0.17)	$0.42
Diluted income (loss) per share attributable to company shareholders:
Income (loss) from continuing operations	$(0.92)	$(0.17)	$0.42
Loss from discontinued operations, net	(0.02)	—	—
Net income (loss) per share	$(0.94)	$(0.17)	$0.42
Basic weighted average common shares outstanding	873	865	872
Diluted weighted average common shares outstanding	873	865	873

(a) Includes a $54 million charge related to a class action lawsuit settlement during the three months ended December 31, 2016.
(b) During the three months ended December 31, 2017, Halliburton recognized an aggregate charge of $385 million, representing a fair market value adjustment on its existing promissory note with its primary customer in Venezuela and a full reserve against other accounts receivables with this customer.

(c) Includes an aggregate $882 million of non-cash discrete tax charges during the three months ended December 31, 2017, primarily related to tax reform as well as other discrete tax items.
See Footnote Table 1 for Reconciliation of As Reported Operating Income (loss) to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Loss from Continuing Operations to Adjusted Income (loss) from Continuing Operations.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Year Ended December 31
	2017	2016
Revenue:
Completion and Production	$13,077	$8,882
Drilling and Evaluation	7,543	7,005
Total revenue	$20,620	$15,887
Operating income (loss):
Completion and Production	$1,621	$107
Drilling and Evaluation	718	794
Corporate and other	(330)	(265)
Impairments and other charges (a)	(647)	(3,357)
Merger-related costs and termination fee (b)	—	(4,057)
Total operating income (loss)	1,362	(6,778)
Interest expense, net (c)	(593)	(639)
Other, net	(87)	(208)
Income (loss) from continuing operations before income taxes	682	(7,625)
Income tax (provision) benefit (d)	(1,131)	1,858
Loss from continuing operations	(449)	(5,767)
Loss from discontinued operations, net	(19)	(2)
Net loss	$(468)	$(5,769)
Net loss attributable to noncontrolling interest	5	6
Net loss attributable to company	$(463)	$(5,763)
Amounts attributable to company shareholders:
Loss from continuing operations	$(444)	$(5,761)
Loss from discontinued operations, net	(19)	(2)
Net loss attributable to company	$(463)	$(5,763)
Basic loss per share attributable to company shareholders:
Loss from continuing operations	$(0.51)	$(6.69)
Loss from discontinued operations, net	(0.02)	—
Net loss per share	$(0.53)	$(6.69)
Diluted loss per share attributable to company shareholders:
Loss from continuing operations	$(0.51)	$(6.69)
Loss from discontinued operations, net	(0.02)	—
Net loss per share	$(0.53)	$(6.69)
Basic weighted average common shares outstanding	870	861
Diluted weighted average common shares outstanding	870	861

(a) During the year ended December 31, 2017, Halliburton recognized an aggregate charge of $647 million, representing a fair market value adjustment on its existing promissory note with its primary customer in Venezuela and a full reserve against other accounts receivables with this customer. For further details of impairments and other charges for the year ended December 31, 2016, see Footnote Table 1.

(b) During the year ended December 31, 2016, Halliburton recognized a $3.5 billion merger termination fee and an aggregate $464 million of charges for the reversal of assets held for sale accounting.
(c) Includes $104 million of costs related to the early extinguishment of $1.4 billion of senior notes in the year ended December 31, 2017, as well as $41 million of debt redemption fees and associated expenses in the year ended December 31, 2016.

(d) Includes an aggregate $882 million of non-cash discrete tax charges during the year ended December 31, 2017, primarily related to tax reform as well as other discrete tax items.
See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Loss from Continuing Operations to Adjusted Income (Loss) from Continuing Operations.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	December 31
	2017	2016
Assets
Current assets:
Cash and equivalents	$2,337	$4,009
Receivables, net	5,036	3,922
Inventories	2,396	2,275
Prepaid income taxes	133	585
Other current assets	875	886
Total current assets	10,777	11,677

Property, plant and equipment, net	8,521	8,532
Goodwill	2,693	2,414
Deferred income taxes	1,230	1,960
Other assets	1,864	2,417
Total assets	$25,085	$27,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,554	$1,764
Accrued employee compensation and benefits	746	544
Short-term borrowings and current maturities of long-term debt	512	170
Other current liabilities	1,050	1,545
Total current liabilities	4,862	4,023

Long-term debt	10,430	12,214
Employee compensation and benefits	609	574
Other liabilities	835	741
Total liabilities	16,736	17,552

Company shareholders’ equity	8,322	9,409
Noncontrolling interest in consolidated subsidiaries	27	39
Total shareholders’ equity	8,349	9,448
Total liabilities and shareholders’ equity	$25,085	$27,000

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Year Ended December 31
	2017	2016
Cash flows from operating activities:
Net loss	$(468)	$(5,769)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation, depletion and amortization	1,556	1,503
Deferred income tax provision (benefit), continuing operations	734	(1,501)
Impairments and other charges	647	3,357
Working capital (a)	(626)	1,232
Income tax refund (b)	478	430
Payment related to the Macondo well incident	(368)	(33)
Other	515	(922)
Total cash flows provided by (used in) operating activities (c)	2,468	(1,703)

Cash flows from investing activities:
Capital expenditures	(1,373)	(798)
Payments to acquire businesses	(628)	—
Proceeds from sales of property, plant and equipment	158	222
Other investing activities	(84)	(134)
Total cash flows used in investing activities	(1,927)	(710)

Cash flows from financing activities:
Payments on long-term borrowings	(1,641)	(3,171)
Dividends to shareholders	(626)	(620)
Other financing activities	106	251
Total cash flows used in financing activities	(2,161)	(3,540)

Effect of exchange rate changes on cash	(52)	(115)
Decrease in cash and equivalents	(1,672)	(6,068)
Cash and equivalents at beginning of period	4,009	10,077
Cash and equivalents at end of period	$2,337	$4,009
(a) Working capital includes receivables, inventories and accounts payable.
(b) Halliburton received $478 million and $430 million in U.S. tax refunds during the third quarter of 2017 and 2016, respectively, primarily as a result of the carry back of net operating losses recognized in previous periods.

(c) Includes a $3.5 billion merger termination fee paid during the second quarter of 2016.

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	December 31		September 30
Revenue	2017	2016	2017
By operating segment:
Completion and Production	$3,804	$2,268	$3,537
Drilling and Evaluation	2,136	1,753	1,907
Total revenue	$5,940	$4,021	$5,444

By geographic region:
North America	$3,400	$1,802	$3,163
Latin America	615	428	530
Europe/Africa/CIS	776	676	722
Middle East/Asia	1,149	1,115	1,029
Total revenue	$5,940	$4,021	$5,444

Operating Income
By operating segment:
Completion and Production	$552	$85	$525
Drilling and Evaluation	291	248	180
Total	843	333	705
Corporate and other	(79)	(111)	(71)
Impairments and other charges	(385)	(169)	—
Total operating income	$379	$53	$634

See Footnote Table 1 for Reconciliation of As Reported Operating Income (loss) to Adjusted Operating Income.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Year Ended December 31
Revenue	2017	2016
By operating segment:
Completion and Production	$13,077	$8,882
Drilling and Evaluation	7,543	7,005
Total revenue	$20,620	$15,887

By geographic region:
North America	$11,564	$6,770
Latin America	2,116	1,860
Europe/Africa/CIS	2,781	2,993
Middle East/Asia	4,159	4,264
Total revenue	$20,620	$15,887

Operating Income (Loss)
By operating segment:
Completion and Production	$1,621	$107
Drilling and Evaluation	718	794
Total	2,339	901
Corporate and other	(330)	(265)
Impairments and other charges	(647)	(3,357)
Merger-related costs and termination fee	—	(4,057)
Total operating income (loss)	$1,362	$(6,778)

See Footnote Table 1 for Reconciliation of As Reported Operating Income (loss) to Adjusted Operating Income.

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
As reported operating income (loss)	$379	$53	$1,362	$(6,778)

Impairments and other charges:
Venezuela receivables adjustment	385	—	647	148
Fixed asset impairments	—	13	—	2,550
Severance costs	—	54	—	315
Inventory write-downs	—	36	—	166
Intangible asset impairments	—	1	—	88
Country closures	—	37	—	39
Other	—	28	—	51
Total Impairments and other charges	385	169	647	3,357

Merger-related costs and termination fee	—	—	—	4,057

Class action lawsuit settlement	—	54	—	54

Adjusted operating income (a)	$764	$276	$2,009	$690

(a)
Management believes that operating income (loss) adjusted for impairments and other charges for the three months ended December 31, 2017 and the year ended December 31, 2017, and impairments and other charges, merger-related costs and termination fee, and a class action lawsuit settlement for the three months ended December 31, 2016 and the year ended December 31, 2016 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income (loss) without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of these items. Adjusted operating income is calculated as: “As reported operating income (loss)” plus "Total Impairments and other charges", "Merger-related costs and termination fee" and "Class action lawsuit settlement" for the three months ended December 31, 2017 and December 31, 2016 and the years ended December 31, 2017 and December 31, 2016.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Loss from Continuing Operations to
Adjusted Income (Loss) from Continuing Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
As reported loss from continuing operations attributable to company	$(805)	$(149)	$(444)	$(5,761)

Adjustments:
Impairments and other charges	385	169	647	3,357
Costs related to early extinguishment of debt	—	—	104	—
Merger-related costs and termination fee	—	—	—	4,057
Debt redemption fee and interest expenses for merger	—	—	—	112
Class action lawsuit settlement	—	54	—	54
Total adjustments, before taxes (a)	385	223	751	7,580
Tax provision (benefit) and discrete tax adjustments (a) (b)	882	(39)	755	(1,835)
Total adjustments, net of taxes	$1,267	$184	$1,506	$5,745

Adjusted income (loss) from continuing operations attributable to company	$462	$35	$1,062	$(16)

As reported diluted weighted average common shares outstanding (c)	873	865	870	861
Adjusted diluted weighted average common shares outstanding (c)	874	868	872	861

As reported loss from continuing operations per diluted share (d)	$(0.92)	$(0.17)	$(0.51)	$(6.69)
Adjusted income (loss) from continuing operations per diluted share (d)	$0.53	$0.04	$1.22	$(0.02)

(a)
Management believes that income (loss) from continuing operations adjusted for impairments and other charges, merger-related costs and termination fee, a debt redemption fee and interest expenses for merger, a class action lawsuit settlement and discrete tax adjustments is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes income from continuing operations without the impact of these items as an indicator of performance, to identify underlying trends in the business and to establish operational goals. The adjustment removes the effect of these items. Adjusted income (loss) from continuing operations attributable to company is calculated as: “As reported loss from continuing operations attributable to company” plus "Total adjustments, net of taxes" for the three months ended December 31, 2017 and December 31, 2016 and the years ended December 31, 2017 and December 31, 2016.

(b)
Represents the tax effects of the aggregate adjustments during the period. Additionally, during the fourth quarter of 2017, Halliburton recognized an aggregate $882 million of non-cash discrete tax charges, primarily as a result of its preliminary evaluation of the tax reform's impact on its company, along with other discrete tax items. Also, during second quarter of 2016, Halliburton recognized $486 million of discrete tax adjustments primarily relating its decision that it may not permanently reinvest its foreign earnings, as well as the inability to utilize certain tax deductions resulting from the carryback of net operating losses to prior tax periods.

(c)
As reported diluted weighted average common shares outstanding for the three months ended December 31, 2017 and December 31, 2016 and year ended December 31, 2017 excludes options to purchase one million, three million, and two million shares of common stock, respectively, as their impact would be antidilutive because Halliburton's reported income from continuing operations attributable to company was in a loss position during the period. When adjusting income from continuing operations attributable to company in the period for the adjustments discussed above, these shares become dilutive.

(d)
As reported loss from continuing operations per diluted share is calculated as: "As reported loss from continuing operations attributable to company" divided by "As reported diluted weighted average common shares outstanding." Adjusted income (loss) from continuing operations per diluted share is calculated as: "Adjusted income (loss) from continuing operations attributable to company" divided by "Adjusted diluted weighted average common shares outstanding."

Conference Call Details
Halliburton will host a conference call on Monday, January 22, 2018, to discuss the fourth quarter 2017 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please visit the website to listen to the call live via webcast. Interested parties may also participate in the call by dialing (888) 393-0263 within North America or (973) 453-2259 outside North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s website for seven days following the call. Also, a replay may be accessed by telephone at (855) 859-2056 within North America or (404) 537-3406 outside of North America, using the passcode 4669668.

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CONTACTS

For Investors:
Lance Loeffler
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For Media:
Emily Mir
Halliburton, Public Relations
PR@Halliburton.com
281-871-2601

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	January 22, 2018	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Vice President, Public Law and
Assistant Secretary